Crowe Horwath.

April 20, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of TIB Financial Corp. dated April 19, 2011 and filed April 20, 2011, and are in agreement with those statements.

Crowe Horwath LLP

Crowe Horwath LLP
Fort Lauderdale, Florida

cc: Audit Committee
TIB Financial Corp.